As filed with the U.S. Securities and Exchange Commission on January 19, 2021

Registration No. 333-251888

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

European Sustainable Growth Acquisition Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

73 Arch Street
Greenwich, CT 06830
Telephone: (203) 983-4400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Pieter Taselaar
Co-Chief Executive Officer
73 Arch Street
Greenwich, CT 06830
Telephone: (203) 983-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ari Edelman, Esq. David M. Hryck, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Tel: (212) 521-5400	David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller 405 Lexington Avenue, 11th Floor New York, NY 10174 Tel: (212) 818-800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	14,375,000 Units	$10.00	$143,750,000	$15,683.13
Class A ordinary shares included as part of the units(3)	14,375,000 Shares	—	—	—	(4)
Redeemable warrants included as part of the units(3)	7,187,500 Warrants	—	—	—	(4)
Shares underlying redeemable warrants included as part of the units	7,187,500 Shares	$11.50	$82,656,250	$9,017.80	(5)
Total			$226,406,250	$24,700.93	(6)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 1,875,000 units, consisting of 1,875,000 Class A ordinary shares and 937,500 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g).
(5)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the price of the warrants.
(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to refile the Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant, filed herewith as Exhibit 4.4 to the Registration Statement.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discounts and commissions) will be as follows:

Legal fees and expenses	$250,000
Accounting fees and expenses	30,000
Printing and engraving expenses	30,000
SEC expenses	15,683
FINRA expenses	22,063
Nasdaq listing and filing fees	5,000
Miscellaneous expenses	147,254
Total estimated offering expenses	$500,000

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. We also intend to enter into indemnity agreements with them.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if we (i) have sufficient funds outside of the trust account or (ii) consummate an initial business combination. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions and the insurance are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On November 16, 2020, our sponsor paid certain offering costs of the Company in exchange for an aggregate of 3,593,750 founder shares, for an aggregate offering price of $25,000 at an average purchase price of $0.007 per share. The number of founder shares issued was determined based on the expectation that the founder shares would represent approximately 20% of the issued and outstanding ordinary shares upon completion of this offering (assuming that our initial shareholders do not purchase any units in this offering). On           , 2020, we also issued to EarlyBirdCapital, Inc. and its designees an aggregate of 60,000 Class A representative shares at a purchase price of $0.0001 per share. Such transactions were exempt from registration as a result of Section 4(a)(2) of the Securities Act. These entities are accredited investors for purposes of Rule 501 of Regulation D.

In addition, our sponsor and the underwriters have committed, pursuant to written agreements with us, to purchase from us an aggregate of 4,000,000 (including 3,800,000 private warrants to be purchased by our sponsor and 200,000 private warrants to be purchased by the underwriters) at $1.00 per warrant (or 4,375,000 if the underwriter’s over-allotment option is exercised in full, including up to an additional 375,000 private warrants, including 356,250 to be purchased by our sponsor and 18,750 to be purchased by the underwriters at a price of $1.00 per warrant), for a purchase price of $4,000,000 in the aggregate (or $4,375,000 in the aggregate if the underwriter’s over-allotment option is exercised in full).This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits.

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
1.2	Form of Business Combination Marketing Agreement*
3.1	Memorandum and Articles of Association*
3.2	Form of Amended and Restated Memorandum and Articles of Association*
4.1	Specimen Unit Certificate*
4.2	Specimen Ordinary Share Certificate*
4.3	Specimen Warrant Certificate*
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant**
5.1	Opinion of Maples and Calder*
5.2	Opinion of Reed Smith LLP*
10.1	Promissory Note, dated November 16, 2020, issued to LRT Capital1 LLC*
10.2	Form of Letter Agreement among the Registrant and its officers, directors and LRT Capital1 LLC*
10.3	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant*
10.4	Form of Registration Rights Agreement between Registrant and certain security holders*
10.5	Securities Subscription Agreement, November 16, 2020, between the Registrant and LRT Capital1 LLC*
10.6	Form of Warrants Purchase Agreement between the Registrant and LRT Capital1 LLC*
10.7	Form of Warrants Purchase Agreement between the Registrant and the Underwriters*
10.8	Form of Indemnity Agreement*
10.9	Form of Administrative Services Agreement between the Registrant and LRT Capital1 LLC*
14	Code of Ethics*
23.1	Consent of Marcum LLP**
23.2	Consent of Maples and Calder (included in Exhibit 5.1)*
23.3	Consent of Reed Smith LLP (included in Exhibit 5.2)*
24	Power of Attorney (included on signature page to the initial filing of this Registration Statement*
99.1	Form of Audit Committee Charter*
99.2	Form of Compensation Committee Charter*
99.3	Consent of Lars Thunell*
99.4	Consent of Elaine Weidman Grunewald*
99.5	Consent of Wilco Jiskoot*

*	Previously Filed
**	Filed herewith.

(b)	Financial Statements. See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 19, 2021.

European Sustainable Growth Acquisition Corp.

By:	/s/ Pieter Taselaar
Name:	Pieter Taselaar
Title:	Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Pieter Taselaar	Co-Chief Executive Officer and Director Nominee	January 19, 2021
Pieter Taselaar	(Co-Principal Executive Officer)

/s/ Matheus Hovers	Co-Chief Executive Officer	January 19, 2021
Matheus Hovers	(Co-Principal Executive Officer)

/s/ Karan Trehan	President and Director	January 19, 2021
Karan Trehan

/s/ Patrick Moroney	Chief Financial Officer	January 19, 2021
Patrick Moroney	(Principal Financial and Accounting Officer)

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